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                                                                   EXHIBIT 10.24

October 31, 2001


Kenneth Johnson

Dear Ken:

     This letter (this "Letter") confirms our understanding regarding your employment with L90. L90 values your services and desires to incentivize you to remain employed with L90. If L90 should terminate your employment without Cause (as defined below), then L90 agrees that you shall be entitled to receive an amount equal to $200,000, less all applicable withholdings and taxes (the "Payment"). If you should terminate your employment with L90 or if L90 should terminate your employment for Cause (as defined below), you shall not be entitled to receive the Payment. Notwithstanding any other provision of this Letter to the contrary, the termination of your employment with L90 in connection with the sale, divestiture or other disposition of L90, its business or its assets (or any part thereof) shall not be deemed to be a termination of your employment by L90 without Cause for purposes of this Letter if the purchaser or acquiror in such transaction offers you a Qualified Position within its organization, and accordingly, you shall not be entitled to receive the Payment. For purposes of this Letter, a "Qualified Position" shall mean a position (i) with annual cash compensation of at least $285,000, (ii) with a title of Chief Technology Officer, Chief Information Officer, Chief Operating Officer or a comparable title mutually agreed upon between you and the acquiroring party, and (iii) that is based in the Los Angeles area.

     Upon your acceptance of this Letter, L90 will also grant you an option (the "Option") to purchase up to 50,000 shares of L90 common stock, $.001 par value ("Common Stock"). The exercise price per share of the option shall be the fair market value of the Common Stock on the grant date (determined in accordance with the L90 1999 Stock Incentive Plan (the "Plan")). The Option shall vest with respect to 25,000 shares on the first anniversary of the grant date, and the remaining 25,000 shares subject to the Option shall vest on the second anniversary of the grant date. The vesting of the Option shall not accelerate (including in connection with a Change in Control of L90).

     You acknowledge and agree that your employment with L90 is at-will and may be terminated by you or L90 at any time for any reason, with or without Cause or notice. In addition, this Letter supercedes all prior contracts, agreements or arrangements (oral or written). You further acknowledge that the option exchange program (the "Exchange Program"), pursuant to which you may have tendered on or about October 1, 2001 an offer to terminate your options in exchange for a new grant of options on or about April 3, 2002, has been canceled. Accordingly, any options that you may have tendered for termination as part of the Exchange Program have not been terminated and you will not receive new options as part of the Exchange Program.

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     For purposes of this Letter, your employment shall be deemed terminated for
Cause if L90 in its good faith judgment believes that it has Cause to terminate your employment. "Cause" shall include, but not be limited to:

     (i) Criminal Act. Your conviction of a felony or any violation of any federal or state securities law (whether by plea of nolo contendere or otherwise) or my being enjoined from violating any federal or state securities law or being determined to have violated any such law.

     (ii) Reckless Conduct. You engaging in willful or reckless misconduct or gross negligence in connection with any property or activity of L90.

     (iii) Substance Abuse. Your repeated and intemperate use of alcohol or illegal drugs after written notice from L90 that such use, if continued, would result in the termination of your employment hereunder.

     (iii) Poor Performance. Your failure or refusal to adequately perform your duties or responsibilities (as determined in good faith by L90).

     (iv) Insolvency. Your becoming insolvent or filing for bankruptcy.

     This Letter is strictly confidential. You acknowledge and agree that if you should disclose the existence of this Letter or any of the contents or the subject matter of this Letter to any person, then you shall have no right to receive or retain the Payment.

     If the foregoing is acceptable to you, please counter-sign this Letter where indicated to acknowledge your acceptance and agreement with the above. Please return an executed copy of this Letter to Barbara Mendez, Human Resources.

Very truly yours,

L90, Inc.


By: /s/ John C. Bohan
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John C. Bohan
President & CEO

AGREED AND ACCEPTED:


/s/ Kenneth Johnson
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Kenneth Johnson